Exhibit 10.1

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [ . . . *** . . . ] denotes omissions.

SETTLEMENT AND CROSS LICENSE AGREEMENT

This Settlement and Cross License Agreement (hereinafter, the “Agreement”), effective as of September 18, 2013 (hereinafter, the “Effective Date”), is made by and among Insulet Corporation, a Delaware corporation having its principal office at 9 Oak Park Dr., Bedford, MA, 01730 (hereinafter, “Insulet”), Medtronic Inc., a Minnesota corporation having its principal office at 710 Medtronic Parkway, Minneapolis, MN 55432-5604 (hereinafter, “Medtronic”), Medtronic MiniMed Inc., a Delaware corporation having its principal office at 18000 Devonshire Street, Northridge, CA 91325 (hereinafter, “MiniMed”), Medtronic Puerto Rico Operations Co., a corporation organized under the laws of the Cayman Islands (hereinafter, “MPROC”), and MiniMed Distribution Corp., a Delaware corporation having its principal office at 18000 Devonshire Street, Northridge, CA 91325 (hereinafter “MDC”). Insulet, Medtronic, MiniMed, MPROC and MDC are each hereinafter referred to individually as a “Party”, and collectively as the “Parties”.
RECITALS

WHEREAS, MiniMed, MDC and MPROC (collectively hereinafter, “Plaintiffs”), have sued Insulet in the United States District Court, Central District of California, under case number “2:12-CV-8048-PA-CWx” and the Parties wish to settle the lawsuit;

WHEREAS, Insulet and MiniMed have each developed are developing, have patented and expect to patent, certain technology relating to diabetes care;

WHEREAS, Insulet and Medtronic intend to (i) resolve and avoid certain blocking situations and patent infringement litigation and (ii) enable each other to develop and market independently from each other existing, improved and/or new and innovative products; and

WHEREAS, each of the Parties wishes to enter into this Agreement under which the parties will cross-license certain technology in the design, development and sale of certain products relating to diabetes care, in accordance with the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the promises and agreements set forth herein and other valuable consideration, the Parties, each intending to be bound, agree as follows:

1.	DEFINITIONS

All references to Articles and Sections, if any, shall be references to Articles and Sections of this Agreement. In addition, except as otherwise expressly provided herein, the following terms in this Agreement shall have the meanings set forth below:

1.1    “Affiliate” of an entity shall mean, on or after the Effective Date,

(a)	an organization, which directly or indirectly controls such entity;

(b)	an organization, which is directly or indirectly controlled by such entity;

(c)	an organization, which is controlled, directly or indirectly, by the ultimate parent company of such entity.

Control as per (a) to (c) is defined as owning more than fifty percent of the voting stock of a company or having otherwise the power to govern the financial and the operating policies or to appoint the management of an organization.

1.2    “Closed-Loop” means a system comprising an insulin pump and CGM in which adjustments are ultimately made to insulin delivery without any action by a human.

1.3    “Continuous Glucose Monitoring” or “CGM” means a device that is designed to measure glucose levels, and which automatically records or reports glucose values in regular increments of no more than five (5) minutes.

1.4    “Control” or “Controlled” means, with respect to any Patents, the ability of a Party (whether by ownership, license or otherwise) to grant access to, to grant use of, or to grant a license or a sublicense of or under such Patents without violating the terms of any agreement or other arrangement with any Third Party.

1.5    “Infringement Litigation” means the lawsuit in the United States District Court, Central District of California, under case number “2:12-CV-8048-PA-CWx”.

1.6    “Insulet Claims” mean any claims within any Patent Controlled by Insulet.

1.7    “MiniMed Claims” mean any claims within any Patent Controlled by MiniMed.

1.8    “Patent” shall mean any U.S. or foreign patent or patent application, and any related divisionals, continuations, continuations-in-part, renewals, reissues, re-examinations and extensions of the foregoing (as and to the extent applicable), in all cases now existing and hereafter filed, issued, in-licensed, acquired or expired.

1.9    “Party” or “Parties” has the meaning set forth in the Preamble.

1.10    “Third Party” means any entity other than the Parties and their respective Affiliates.

2.	LICENSE AND SETTLEMENT

2.1    License Grant to Insulet. Subject to the terms and conditions of this Agreement and to the extent legally permissible under applicable anti-trust laws, Plaintiffs hereby grant Insulet a non-exclusive, fully paid-up, worldwide right and license to (a) United States Patent No. 6,551,276; United States Patent No. 7,109,878; and all family members of such Patents, including such family’s non-U.S. Patents and Patents issued after the Effective Date; (b) MiniMed Claims covering use of nitinol to effect the delivery of a fluid via an ambulatory external pump; and (c) MiniMed Claims covering integration and/or interaction of CGM with other medical devices, including without limitation, insulin delivery devices or systems (the “Insulet License”).

2.1.1	The Insulet License shall not extend to any MiniMed Claims that alone, or in combination with the Insulet License, cover Closed-Loop implementation, functionality, design and/or algorithms.

2.1.2	The Insulet License shall not include the right to assign or grant sublicenses, other than to Affiliates, sellers of Insulet products or “have-made” licenses solely for Insulet sales or distribution.

2.1.3	MiniMed represents and warrants that if MiniMed makes any future transfer of MiniMed Claims covered by the Insulet License, such transfer shall be subject to the Insulet License.

2.1.4	MiniMed further represents and warrants that, as of the Effective Date, MiniMed has not transferred any MiniMed Patents to a non-practicing entity.

2.2    License Grant to Medtronic. Subject to the terms and conditions of this Agreement and to the extent legally permissible under applicable anti-trust laws, Insulet hereby grants Medtronic a non-exclusive, fully paid-up, worldwide right and license to (a) Insulet Claims covering use of nitinol to effect the delivery of a fluid via an ambulatory external pump; (b) Insulet Claims covering automatic insertion of a needle, cannula, and/or sensor; and (c) Insulet Claims covering integration and/or interaction of two or more of the following: ambulatory external drug delivery pumps; blood glucose monitoring devices; infusions sets; and/or insertion devices (the “Medtronic License”).

2.2.1
The Medtronic License shall not include the right to assign or grant sublicenses, other than to Affiliates, sellers of Medtronic products or “have-made” licenses solely for Medtronic sales or distribution.

2.2.2
Notwithstanding the foregoing, nothing in the Medtronic License confers any rights to Medtronic to use, sell, offer to sell, manufacture, or import a one-piece ambulatory external drug delivery pump which adheres to the body, has no controls on the pump itself, is operated via a hand-held remote, and is disposed of in its entirety after use.

2.2.3
Medtronic agrees that it will not cause or ask Flextronics International Ltd. or one of its Affiliates to design or manufacture a one-piece ambulatory external drug delivery pump that adheres to the body.

2.2.4	Insulet represents and warrants that if Insulet makes any future transfer of Insulet Claims covered by the Medtronic License, such transfer shall be subject to the Medtronic License.

2.2.5	Insulet further represents and warrants that, as of the Effective Date, Insulet has not transferred any Insulet Patents to a non-practicing entity.

2.3    Settlement. Within two (2) business days of MiniMed’s receipt of the Payment (defined below), the Plaintiffs and Insulet shall file a joint motion to dismiss all claims and counterclaims in the Infringement Litigation with prejudice. Each Party shall bear its own attorneys’ fees and costs.

3.	REMUNERATION

3.1    One Time Payment. Insulet shall pay MiniMed a non-refundable amount of

[ . . . *** . . . ] no later than October 21, 2013 (the “Payment”). The Payment shall be made by wire transfer to MiniMed as follows:

Payments to MiniMed shall be made to the following account held by MiniMed with full discharge of Insulet:

[ . . . *** . . . ]

4.	[ . . . *** . . . ]
4.1    MiniMed and Insulet agree to [ . . . *** . . . ].

5.	TERM

5.1    Term. This Agreement shall commence on the Effective Date and continue to be effective until the expiration of the last MiniMed Claim included in the Insulet License and the last Insulet Claim included in the Medtronic License (the “Term”).

6.	CHANGE OF CONTROL AND COVENANTS

6.1    Change of Control. If a controlling interest or substantially all of the assets of the business unit or entity of either MiniMed or Insulet is acquired by or sold to a Third Party, the non-exclusive license transfers to the acquiring Third Party. Notwithstanding the foregoing, if MiniMed or Insulet is acquired by a Third Party, and such Third Party is then in the business of manufacturing, marketing and/or distributing ambulatory external insulin pumps, then the non-exclusive license granted to such Party under Article 2 shall immediately terminate.

6.2    Covenant Not to Sue. Each Party hereby covenants that it will not bring a lawsuit or cause of action against, or directly or indirectly challenge, or otherwise voluntarily assist a Third Party in any way to challenge, any other Party or any of its Affiliates, manufacturers, distributors or customers, in any venue or in any manner, for patent infringement based on the making, having made, selling, offering to sell, using or importing of any existing product, or any feature, element, component and/or existing combination thereof, as any of them exist in any existing commercially available products as of the Effective Date.

6.3    Surviving Covenant. MiniMed and Insulet represent and warrant that if either MiniMed or Insulet makes any future transfer of a Patent otherwise covered by the covenant defined in Section 6.2, such transfer shall be made subject to the obligations stated in Section 6.2.

7.	REPRESENTATIONS AND WARRANTIES

7.1    Medtronic hereby represents and warrants to Insulet, itself and on behalf of each of the Plaintiffs, as follows:

7.1.1
Medtronic, Inc. is a corporation validly existing and in good standing under the laws of the State of Minnesota. Medtronic MiniMed, Inc. and MiniMed Distribution Corp. are each corporations validly existing and in good standing under the laws of the State of Delaware. Medtronic Puerto Rico Operations Co. is a corporation validly existing and in good standing under the laws of the Cayman Islands. Medtronic, MiniMed, MDC and MPROC each has all requisite power and authority to enter into this Agreement, to grant the Insulet License, to otherwise carry out the transactions and perform its obligations as contemplated hereby;

7.1.2
This Agreement has been duly authorized, executed and delivered by each of Medtronic, MiniMed, MDC and MPROC and constitutes a legal, valid and binding obligation of each of Medtronic, MiniMed, MDC and MPROC, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors’ generally;

7.1.3
The execution and delivery by each of Medtronic, MiniMed, MDC and MPROC of this Agreement, the consummation of the transactions contemplated hereby and the performance by Medtronic, MiniMed, MDC and MPROC of their respective obligations hereunder, including, without limitation, the grant of the Insulet License, will not conflict with, violate or constitute a breach of, or constitute a default under, any agreement, instrument, judgment, order or requirement of law or governmental rule to which Medtronic, MiniMed, MDC or MPROC is presently a party or by which any of them is presently bound;

7.1.4
MiniMed is the sole owner of the MiniMed Claims covered by the Insulet License, and such claims are free and clear of all liens, claims, encumbrances, and interests of any kind that would have the effect of waiving or diminishing the Insulet License; and

7.1.5	None of Medtronic, MiniMed, MDC or MPROC has taken or omitted to take any action which would have the effect of waiving or diminishing the Insulet License.

7.2	Insulet hereby represents and warrants as follows:

7.2.1
Insulet is a corporation validly existing and in good standing under the laws of Delaware and Insulet has all requisite power and authority to enter into this Agreement, to grant the Medtronic License, to otherwise carry out the transactions and perform its obligations as contemplated hereby;

7.2.2
This Agreement has been duly authorized, executed and delivered by Insulet and constitutes a legal, valid and binding obligation of Insulet enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors’ generally;

7.2.3
The execution and delivery by Insulet of this Agreement, the consummation of the transactions contemplated hereby and the performance by Insulet of its obligations hereunder, including, without limitation, the grant of the Medtronic License will not conflict with, violate or constitute a breach of, or constitute a default under, any agreement, instrument, judgment, order or requirement of law or governmental rule to which Insulet is presently a party or by which it is presently bound;

7.2.4
Insulet is the sole owner of the Insulet Claims covered by the Medtronic License, and such claims are free and clear of all liens, claims, encumbrances, and interests of any kind that would have the effect of waiving or diminishing the Medtronic License; and

7.2.5	Insulet has not taken or omitted to take any action which would have the effect of waiving or diminishing the Medtronic License.

8.	MAINTENANCE AND ENFORCEMENT OF LICENSED PATENTS

8.1    Maintenance. During the Term MiniMed shall have the sole responsibility to prosecute, defend and maintain, at its sole discretion and expense, the MiniMed Patents, without an accounting to Insulet and Insulet shall have the sole responsibility to prosecute, defend and maintain, at its sole discretion and expense, the Insulet Patents, without an accounting to Medtronic, MiniMed, MDC or MPROC.

8.2    Enforcement. Neither Medtronic nor Insulet, as licensee, shall have any obligation or duty to notify the other of any Third Party claim or other Third Party activity relating to any MiniMed Claims or Insulet Claims covered by the Insulet License or Medtronic License, as applicable. Under no circumstances shall Medtronic, a Plaintiff or any of their respective Affiliates have an obligation or a right to enforce the Insulet Claims against any Third Party, nor shall Insulet or any of its Affiliates have an obligation or a right to enforce the MiniMed Claims against any Third Party.

9.	CONFIDENTIALITY

9.1    Confidentiality. The terms of this Agreement shall be maintained in strict confidence by the Parties, except to the extent required by law including, for clarity, the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Any Party may disclose the fact that the Infringement Litigation has been settled. Notwithstanding anything in this Agreement, the Parties agree that if disclosure is required pursuant to SEC regulations, the disclosing Party shall use diligent efforts to limit disclosures, obtain confidential treatment and provide prompt notice of such disclosure to the other Party. Once such disclosures have been made pursuant to SEC regulations, the Parties agree that information and/or terms made in the disclosure shall no longer be confidential information as defined by this Section 9.

9.2    Notwithstanding the foregoing, Insulet acknowledges and agrees that the contents of this Agreement will be disclosed by Medtronic [ . . . *** . . . ]. Medtronic will ensure that such disclosure shall be done pursuant to the highest confidentiality designation under the associated protective order (e.g. OUTSIDE ATTORNEYS’ EYES ONLY).

10.	DISPUTE RESOLUTION
10.1    Except in the event that a Party shall reasonably determine that it must seek a preliminary injunction, temporary restraining order or other provisional relief, upon the occurrence of a dispute between the Parties, including, without limitation, any breach of this Agreement or any obligation relating thereto, such matter shall be referred to the President of MiniMed and the President of Insulet, or their designees. The Presidents, or their designees, as the case may be, shall negotiate in good faith to resolve such dispute in a mutually satisfactory manner for thirty (30) days, or such longer period of time to which the Presidents may agree. If such efforts do not result in mutually satisfactory resolution of the dispute, then, in the event of a dispute other than a material breach, the Parties may (but are not required to) attempt to resolve the dispute as provided below. In the event of a material breach, the Parties shall attempt to resolve the dispute as provided below:
10.2     Each Party with a proposal for resolution of the matter (a "Proposing Party") shall prepare a brief (a "Brief") which includes a summary of the issue, its proposed resolution of the issue and considerations in support of such proposed resolution;

10.3    Not later than ten (10) business days following notice by a Party requesting the dispute resolution procedure provided in this Section 10, such Briefs shall be submitted to a reputable and experienced mediation service mutually selected by the Parties (the "Mediator"). If the Parties cannot agree on a Mediator, each Party shall select one (1) mediator and those two (2) mediators will mutually select the Mediator. Both Parties shall equally share the cost of the Mediator. All other costs shall be borne by the Party incurring them;
10.4    During a period of twenty (20) business days, the Mediator and the Parties shall diligently attempt to reach a resolution of the dispute;
10.5    In the event that after such twenty (20) business day period the Parties are still unable to reach resolution of the dispute, the Mediator shall provide the Parties with a proposed resolution in written form within the following five (5) business days. The proposed resolution of the Mediator shall not be binding on the Parties. Such proposed resolution shall be implemented by the Parties only with the consent to the Parties.
10.6    To the extent permitted by applicable law, all statutes of limitations and defenses based on the passage of time shall be tolled while any such negotiations are pending. The Parties shall take whatever action may be necessary and reasonable to effectuate such tolling.
10.7    In the event that the Parties determine not to implement the proposed resolution of the Mediator, after a ten (10) business day "cooling off" period, determined from the date that the Parties receive a proposed resolution from the Mediator, either Party may pursue any available remedies at law or in equity.

11.	RELEASES

11.1    Plaintiffs’ Release. Subject to MiniMed’s receipt of the Payment and as of the Effective Date, the Plaintiffs hereby fully, finally, and forever release and discharge Insulet and its Affiliates, and its customers, distributors and manufacturers (but only with respect to such customer’s, distributor’s and manufacturer’s use, sale or manufacture of Insulet products), directors, officers, managers and employees from any and all patent infringement claims, which Plaintiffs asserted or could have asserted in the Infringement Litigation.

11.2.    Insulet Release. Subject to MiniMed’s receipt of the Payment and as of the Effective Date, Insulet hereby fully, finally, and forever releases and discharges Plaintiffs and their Affiliates, and Plaintiffs’ customers, distributors and manufacturers (but only with respect to such customer’s, distributor’s and manufacturer’s use, sale or manufacture of Plaintiffs’ products) directors, officers, managers and employees from any and all patent infringement claims, which Insulet asserted or could have asserted in the Infringement Litigation.

12.	MISCELLANEOUS

12.1    Assignment. This Agreement may not be assigned by a Party without the prior written consent of the other Parties. Any successor or assignee shall assume all obligations of its predecessor or assignor, as applicable, under this Agreement. No assignment shall relieve a Party of responsibility for the performance of any accrued obligation that the Party has hereunder.

12.2    Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto with respect to the within subject matter and supersedes all previous agreements directed to such subject matter whether written or oral. This Agreement may not be changed or modified orally except by an instrument in writing signed by all Parties.

12.3    Severability. Should any part or provision of this Agreement be held unenforceable, invalid or illegal, the validity of the remaining part or provisions shall not be affected by such holdings. In such case, the Parties shall agree without delay on a valid substitute term which shall approximate as closely as possible the purpose of the invalid or unenforceable term.

12.4    Notices. All notices hereunder shall be in writing and shall be delivered personally, mailed by overnight delivery, registered or certified mail, postage prepaid, mailed by express mail service or given by facsimile, to the following addresses of the respective Parties:

If to Medtronic:	Medtronic MiniMed, Inc.
Attention: Vice President and Chief Counsel
18000 Devonshire Street
Northridge, CA 91325
Facsimile: 818-576-6228

Copy to:	Medtronic Inc.
Attention: Senior Vice President, General Counsel and Secretary
710 Medtronic Parkway
Minneapolis, MN 55432
Facsimile: (763) 572-5459

If to Insulet:	Insulet Corporation
Attention: President
9 Oak Park Dr
Bedford, MA 01730
Facsimile: (781) 357-5011

Copy to:	Insulet Corporation
Attention: General Counsel
9 Oak Park Dr
Bedford, MA 01730
Facsimile: (781) 357-4281

Notices shall be effective upon receipt if personally delivered, on the third business day following the date of mailing if sent by certified or registered mail, and on the second business day following the date of delivery to the express mail service if sent by express mail, or the date of transmission if sent by facsimile. A Party may change its address listed above by written notice to the other Parties.

12.5    Choice of Law. The validity, performance, construction, and effect of this Agreement and any disputes, claims or controversies arising out of or in connection with this Agreement shall be governed by the laws of the State of Delaware, without reference to choice or conflict of law rules otherwise applicable.

12.6    No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.7    Waiver. None of the terms, covenants and conditions of this Agreement can be waived except by the prior written consent of the Party waiving compliance therewith. Failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights, nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

12.8    Force Majeure. No Party shall be responsible to the other Parties for failure or delay in performing any of its obligations under this Agreement or for other non-performance hereof provided that such delay or non-performance is occasioned by a cause beyond the reasonable control and without fault or negligence of such Party, including, but not limited to earthquake, fire, flood, explosion, discontinuity in the supply of power, court order or governmental interference, act of God, strike or other labor trouble and provided that such Party will inform the other Party as soon as is reasonably practicable and that it will entirely perform its obligations immediately after the relevant cause of the Force Majeure has ceased its effect.

12.9    Publicity. No Party shall make any public announcement concerning the transactions contemplated herein, or to make any public statement which includes the name of the other Party(ies) or any of its (or their) Affiliates, or otherwise use the name of the other Party(ies) or any of its (or their) Affiliates in any public statement or document, except as may be required by law or judicial order or rule of a relevant stock exchange (and then only following 48-hour prior written notice to the other Party(ies)).

12.10    Headings; Definitions. The captions used herein are inserted for convenience of reference only and shall not be construed to create obligations, benefits, or limitations. With respect to defined terms, the singular shall include the plural and the masculine gender shall include the feminine and the neuter, and vice versa, as the context requires.

12.11    Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument.

12.12    Independence. Unless otherwise described herein, nothing contained in this Agreement shall be construed as creating a partnership, joint venture or agency or employment relationship between any of the Parties. In the performance of this Agreement, each Party shall act as an independent contractor to the other. Neither Party shall have any authority or power to contract or in any manner incur liability, retrospectively or prospectively, of any kind or nature for or in the name of the other Party or for which the other Party could or might be held liable to Third Parties.

12.13    Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.14    Survival. The rights and obligations of the Parties contained in the following Articles and Sections (and related definitions) shall expressly survive the expiration of this Agreement: 6.2, 6.3, 9, 10, 11, 12.3-12.5, 12.9 and 12.14.

[Signature page follows]

IN WITNESS WHEREOF, and intending to be bound, the Parties hereto have duly executed this Agreement by their duly authorized representatives as of the Effective Date:

MEDTRONIC, INC.

By: /s/ Gary L. Ellis
Name: Gary L. Ellis
Title: Senior Vice President and Chief Financial Officer

MEDTRONIC MINIMED, INC.

By: /s/ Gary L. Ellis
Name: Gary L. Ellis
Title: Vice President and Chief Financial Officer

MINIMED DISTRIBUTION CORP.

By: /s/ Gary L. Ellis
Name: Gary L. Ellis
Title: Vice President and Chief Financial Officer

MEDTRONIC PUERTO RICO OPERATIONS CO.

By: /s/ Gary L. Ellis
Name: Gary L. Ellis
Title: Vice President and Chief Financial Officer

INSULET CORPORATION

By: /s/ Duane DeSisto
Name: Duane DeSisto
Title: President and CEO